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Exhibit 99.1

Contact: Mary Ann Mays Phone: (812) 962-5011 Fax: (812) 962-5464 Pager: (888) 711-8778 E-mail: mmays@accuridecorp.com

FOR IMMEDIATE RELEASE

Accuride's Cuyahoga Falls Facility Sustains Fire Damage

        EVANSVILLE, Ind.—August 19, 2003—Accuride Corporation announced that a fire occurred at its aluminum machining and finishing facility in Cuyahoga Falls, Ohio on August 14, 2003. The fire was predominantly limited to the ceiling and the building's utility infrastructure with no apparent damage to the machining equipment. As a result of the fire, operations at the facility have been temporarily shutdown. The Company is still in the process of determining the full impact of the damage and when production can fully resume at the facility.

        Fortunately, there were no injuries to Company or firefighting personnel.

        The Company is taking aggressive action to meet the needs of its customers by maximizing its machining production capability at its Erie, Pennsylvania Plant and utilizing additional outsourced machining and finishing resources. In addition, every effort is underway to resume production at the facility as soon as possible. The Company believes that its property and business interruption insurance and the aggressive actions that it is taking will mitigate the financial impact.

        "Our employees executed emergency response procedures quickly and effectively. Their sound judgment and swift action greatly helped to contain the fire and their subsequent cleanup efforts have been tremendous," said Terry Keating, Accuride's President and CEO. He added, "We also wish to express our sincere thanks to the Fire Departments from Cuyahoga Falls, Akron and Stow. Their firefighters quickly brought the fire under control and extinguished it in a relatively short period of time."

        Accuride Corporation is North America's largest manufacturer and supplier of wheels for heavy/medium trucks and trailers. The Company offers the broadest product line in the North American heavy/medium wheel industry and is the only North American manufacturer and supplier of both steel and forged aluminum heavy/medium wheels. Accuride Corporation also produces wheels for buses, commercial light trucks, pick-up trucks sport utility vehicles, and vans. Accuride Corporation has steel wheel operations in Henderson, Kentucky; London, Ontario, Canada; and in Monterrey, Mexico. Accuride has aluminum wheel operations in Erie, Pennsylvania, and Cuyahoga Falls, Ohio. Additionally, the Company produces tire molds at its Erie, Pennsylvania, facility. Accuride is also involved in a commercial tire and wheel assembly joint venture in Springfield, Ohio. For more information, visit Accuride's website at http://www.accuridecorp.com.

        Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the Company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. With respect to the fire at the Company's Cuyahoga Falls facility, the following risks and uncertainties should also be taken into consideration: the timely resumption of production at the facility, the adequacy of timing of insurance recoveries, the ability of the Company to maximize production at its Erie, Pennsylvania plant and the ability to outsource machining and finishing operations.

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  Exhibit 99.1
Accuride's Cuyahoga Falls Facility Sustains Fire Damage